Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	Date: October 10, 2022
Contact: Nelli Madden
732-577-4062

UMH PROPERTIES, INC. REPORTS ON THE IMPACT OF HURRICANE IAN

FREEHOLD, NJ, October 10, 2022…….UMH Properties, Inc. (NYSE:UMH) reported today on the impact of Hurricane Ian on its manufactured housing community, owned through its joint venture with Nuveen Real Estate, located in Sebring, Florida.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are proud to report that Sebring Square and our modern manufactured homes performed exceptionally well through a devastating storm. The community experienced a direct hit from the storm with sustained winds of over 75 miles per hour with gusts much stronger and over 10 inches of rain. We had a hurricane preparedness plan in place and emergency supplies on site. Fortunately, none of our residents or employees were injured. Several of our homes had minor roof and skirting damage, 4 sheds were destroyed, and a few palm trees were uprooted. The limited damage to our homes and our community demonstrates the quality and durability of our homes.

“While our damage was minimal, others were not as fortunate and faced significant damage. We have homes available and are working to provide housing to those who have been displaced. UMH is discussing with federal, state, and local officials the assistance UMH can provide for the current housing emergency. UMH will accelerate, if possible, the development of new homes in Florida to address this urgent housing need.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 132 manufactured home communities containing approximately 25,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan, Maryland, Alabama and South Carolina. UMH also has an ownership interest in and operates one community in Florida, containing 219 sites, through its joint venture with Nuveen Real Estate.

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A NYSE Company: Symbol - UMH

since 1968